                                                          EXHIBIT 10.72

                            NON-COMPETITION
                               AGREEMENT

          This Agreement made February 29, 1996, between IMC Global Inc., a Delaware corporation ("Company") and Robert E. Fowler, Jr. ("Employee").

          WHEREAS, the Company and The Vigoro Corporation, a Delaware corporation, ("Vigoro") expect to complete a transaction on March 1, 1996 whereby Vigoro will become a wholly-owned subsidiary of the Company; and

          WHEREAS, the Company desires to have the use of and access to and to protect valuable confidential information relating to the businesses of the Controlled Group in Employee's possession and other confidential information which Employee may acquire during employment by any Employer; and

          WHEREAS, the Company has concluded that it is therefore in the best interest of the Company to provide incentives for Employee to become employed in the Controlled Group and to secure Employee's agreement to limitations on Employee's future business activities in order to protect the Controlled Group from injury that would occur if the confidential information became available to and could be used by a competitor of any member of the Controlled Group;

          NOW, THEREFORE, for valuable consideration which the parties acknowledge and in consideration of the mutual covenants and agreements contained herein, the Employee and the Company agree as follows:

          1. Definitions. Each term defined herein shall be given its defined meaning wherever used in this Agreement, unless the context requires otherwise.

          "Vigoro" means Vigoro and its Subsidiaries, as they may exist from time to time, during Employee's employment with Vigoro or with the Company or its affiliates in the Controlled Group.

          "Cause" means (i) the engaging by the Employee in willful and intentional conduct which has caused demonstrable and serious injury to the Company, monetary or otherwise; (ii) conviction of, or plea of nolo contendere by, the Employee for any felony; (iii) criminal conviction of, or plea of nolo contendere by, the Employee for any other offense involving dishonesty, breach of trust or moral turpitude; (iv) a breach of fiduciary duty by the Employee involving personal profit; or (v) willful refusal by the Employee to perform his duties or responsibilities (unless significantly changed without the Employee's consent), or gross negligence by the Employee in the performance of such duties; provided, however, that the Employee shall have 30 days, or such longer period as the Company may determine to be appropriate, after written notice by the Company, to cure any conduct or act, if curable, alleged in such notice to provide grounds for termination of the Employee's employment for Cause.

          "Controlled Group" means the Company and all affiliates of the Company determined under Sections 414(b),(c),(m) and (o) of the Internal Revenue Code of 1986, as amended.

               "Effective Date" means the date first set forth above.

          "Employer" means the Company and Subsidiary or other member of the Controlled Group which employs Employee on or after the Effective Date.

          "Good Reason" for termination of employment by an Employee shall mean any of the following:

          (a) the failure by the Employer to (i) maintain the Employee's Base Salary at an annual rate equal to the rate in effect immediately prior to the Effective Date, or as may be increased from time to time by the Employer in accordance with regular practices of the Company thereafter with respect to employees with comparable duties; provided, however, that Good Reason shall not exist as the result of any decrease in Base Salary if such decrease is incident to a general reduction applied to all senior corporate officers and other key employees of all members of the Controlled Group on a proportionate and nondiscriminatory basis; (ii) provide for continued participation on a comparable basis by the Employee in an annual bonus plan maintained by the Company or its Subsidiaries in which employees with comparable duties participate; (iii) provide for participation in stock option and other equity incentive plans or programs maintained by the Company or its Subsidiaries or any other member of the Controlled Group from time to time in which employees with comparable duties participate; (iv) provide for participation in all Company or Subsidiary sponsored group or executive medical, dental, life, disability, retirement, profit-sharing, thrift, nonqualified and deferred compensation, and other plans maintained by the Company or its Subsidiaries to the same extent as employees with comparable duties participate; (v) provide vacation and perquisites substantially equivalent to those provided by the Company or Subsidiaries to employees with comparable duties; or (vi) obtain the express unconditional assumption of this Agreement as required by Section 9; or

          (b) any Employer changes the Employee's primary employment location to a location that is more than 50 miles from 225 North Michigan Avenue, Chicago, Illinois; provided, however, that the relocation of Employee on a nondiscriminatory basis for bona fide business reasons shall not constitute Good Reason hereunder; or

          (c) a significant adverse change, without the Employee's written consent, in working conditions or status, including but not limited to (i) a significant adverse change in the nature or scope of the Employee's authority, powers, functions, duties or responsibilities; provided, however, a change in the Company's status such that it no longer has any equity securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, or that it is a subsidiary of another entity and directly results in changes in the nature or scope of the Employee's authority, powers, functions, duties or responsibilities shall not in and of itself constitute Good Reason hereunder, or (ii) a reduction in the level of support services, staff, secretarial and other assistance, office space and accouterments available to a level below that reasonably necessary for the performance of such duties.

          "Non-Competition Period" shall commence on the date
Employee's employment is terminated after the Effective Date and continue for a period of

          (a) Three years, if a Severance Event Occurs on or before the first anniversary of the Effective Date;

          (b) Two years, if a Severance Event occurs after the first anniversary of the Effective Date and on or before the second anniversary thereof; and

          (c) One year, if a Severance Event occurs after the second anniversary of the Effective Date and on or before the third anniversary thereof or if Employee's employment is terminated for a reason other than a Severance Event.

          (d)  If Employee is not hired by the Company within thirty
     (30) days after the completion of the transaction whereby Vigoro has become a wholly-owned subsidiary of the Company, the "Non-Competition Period" shall commence on the Effective Date and continue for a period of three years.

          "Severance Event" shall be deemed to have occurred if, and only if, as of or after the Effective Date, but prior to the expiration of the Severance Period, termination of Employee's employment with the Company occurs, and such termination is:

               (a)  Employer-initiated for reasons other than Cause;

          (b) Employee-initiated within ninety (90) days after the Employee first has or should have knowledge that Good Reason exists; or

          (c) Employee-initiated on or after Employee has attained age sixty (60).

          "Severance Period" means a period of three (3) years from and after the Effective Date.

          "Subsidiary" means any corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time of such determination, owned by the Company or another Subsidiary.


          2. Proprietary Rights.

     (a) Employee acknowledges that each employer and other members of the Controlled Group has exclusive ownership of all information useful in its business (including its dealings with suppliers, customers and other third parties, whether or not a true "trade secret"), which at the time or times concerned is not generally known to persons outside of the Controlled Group engaged in businesses similar to those conducted by such entities, and which has been or is from time to time disclosed to, discovered by, or otherwise known by Employee as a consequence of his employment by the Employer (including information conceived, discovered or developed by Employee during his employment) (collectively, "Confidential Information"). Confidential Information includes, but is not limited to the following especially sensitive types of information:

          (i) The identity, purchase and payment patterns of, and special relations with, customers;

          (ii) The identity, net prices and credit terms of, and special relations with, the suppliers;

          (iii)Inventory selection and management techniques;

          (iv) Product development and marketing plans; and

          (v)  Finances except to the extent publicly disclosed.

          (b) The term "Proprietary Materials" shall mean all business records, documents, drawings, writings, software, programs and other tangible things which were or are created or received by or for the Employer and other members of the Controlled Group in furtherance of its business, including, but not limited to, those which contain Confidential Information. For example, Proprietary Materials include, but are not limited to, the following especially sensitive types of materials: applications software, the data bases of Confidential Information maintained in connection with such software, and printouts generated from such data bases; market studies and strategic plans; customer, supplier and employee lists; contracts and correspondence with customers and suppliers; documents evidencing transactions with customers and suppliers, sales calls reports, appointment books, calendars, expense statements and the like, reflecting conversations with any company, customer or supplier; architectural and engineering plans; and purchasing, sales and policy manuals. Propriety Materials also include, but are not limited to, any such things which are created by Employee or with Employee's assistance and all notes, memoranda and the like prepared using the Proprietary Materials and/or Confidential Information.

          (c) While some of the information contained in Proprietary Materials may have been known to Employee prior to employment with an Employer, or may now or in the future be in the public domain, Employee acknowledges that the compilation of that information contained in the Proprietary Materials has or will cost the Employer and other members of the Controlled Group a great effort and expense, and affords persons to whom Proprietary Materials are disclosed, including Employee, a competitive advantage over persons who do not know the information or have the compilation of the Proprietary Materials. Employee further acknowledges that Confidential Information and Proprietary Materials include commercially valuable trade secrets and automatically become the Company's exclusive property when they are conceived, created or received.

          3. Confidentiality Duties. Employee shall, except as may be required by law, while an employee of the Company and thereafter for the longest time permitted by applicable law.

          (a) Comply with all instructions of the Company and the Employer (whether oral or written) for preserving the confidentiality of Confidential Information and Proprietary Materials.

          (b) Use Confidential Information and Proprietary Materials only at places designated by the Company or the Employer, in furtherance of businesses of the Employer and other members of the Controlled Group, and pursuant to directions of the Company or the Employer.

          (c) Exercise appropriate care to advise other employees of the Company and the Employer (and, as appropriate, subcontractors) of the sensitive nature of Confidential Information and Proprietary
Materials prior to their disclosure, and to disclose the same only on a need-to-know basis.

          (d) Not copy all or any part of Proprietary Materials, except as the Company or the Employer directs.

          (e) Not sell, give, loan or otherwise transfer any copy of all or any part of Proprietary Materials to any person who is not an employee of or otherwise engaged to provide services to the Company or the Employer, except as the Company directs.

          (f) Not publish, lecture on or otherwise employee of the Company, except as the Company or the Employer directs, all or any part of Confidential Information or Proprietary Materials.

          (g) Not use all or any part of any Confidential Information or Proprietary Materials for the benefit of any third party without the Company's written consent.

Upon the termination of employment for whatever reason, Employee (or in the event of death, Employee's personal representative) shall promptly surrender to the Company the original and all copies of Proprietary Materials (including all notes, memoranda and the like concerning or derived therefrom), whether prepared by Employee or others, which are then in Employee's possession or control. Records of payments made by the Company or any Employer to or for the benefit of Employee, Employee's copy of this Agreement and other such things, lawfully possessed by Employee which relate solely to taxes payable by Employee, employee benefits due to Employee or the terms of Employee's employment with the Company or any Employer, shall not be deemed Proprietary Materials for purposes of this Section 3.

     4. Non-Competition.

          (a) During Employee's employment with the Company, or any other members of the Controlled Group, Employee shall not, in any way, directly or indirectly, manage, operate, control (or participate in any of the foregoing), accept employment or a consulting position with or otherwise advise or assist or be connected with or directly or indirectly own or have any other interest in or right with respect to (other than through ownership of more than 5% of the outstanding shares of a corporation's stock which is listed on a national securities exchange) any enterprise (other than for the Company or any other member of the Controlled Group) which competes with Company or its affiliates in the Controlled Group.

          (b) During the Non-competition Period, Employee shall not render employment or consulting services to any business enterprise in North America (except to the Company or any member of its Controlled Group) in a capacity in which Employee will directly supervise a business which is directly competitive with the business which Employee supervised during the one year period preceding the Severance Event.

          (c) Employee recognizes that the foregoing limitation are reasonable and properly required for the adequate protection of the business of the Company, the Employers and the members of the Controlled Group. If any such limitation are deemed to be unreasonable by a court having jurisdiction of the matter and parties, Employee hereby agrees and submits to the reduction of any such limitations to such territory or time as to such court shall appear reasonable.

          (d) Employee agrees that the remedy at law for any breach of the provisions of Sections 2 or 3 or this Section 4 shall be inadequate and that the Company and any Employer shall be entitled to injunctive relief in addition to any other remedies it may have.

               5. Payments

          (a) If Employee's employment is terminated because of a Severance Event, the Employer shall pay the Employee:

               (i) If the Severance Event occurs on or before the first anniversary of the Effective Date, $2,370,000, in thirty-six (36) monthly installments;

               (ii) If the Severance Event occurs after the first anniversary of the Effective Date and on or before the second anniversary, $1,580,000, in twenty-four (24) monthly installments; and

               (iii) If the Severance Event occurs after the second anniversary of the Effective Date and on or before the third anniversary, $790,000, in twelve (12) monthly installments.

In each case the first installment shall be due or the first day of the month following the month in which the Severance Event occurs and subsequent installments shall be due on the first day of each succeeding month until all installments have been paid.

          (b) The Company has assessed the reasonableness of the payments provided for herein and believes that the amounts provided are both reasonable in the light of the benefits secured for the Company by this Agreement and related to the business of the Company.

          (c) In the event that Employee is not hired by the Company within thirty (30) days after the completion of the transaction whereby Vigoro has become a wholly-owned subsidiary of the Company ("the Transaction"), the Company shall pay the Employee the amount provided in Section 5(a)(i) in installments as provided therein. The first installment shall be due on the first day of the first month beginning more than thirty (30) days following the completion of the Transaction and subsequent installments shall be due on the first day of each succeeding month until all installments have been paid.

          6. Obligation of Employer. The Company agrees to cause Employee's Employer at the time of the Severance Event to make all payments required hereunder to be made to Employee, and agrees that the liability for making such payments and providing such benefits shall be the sole and exclusive obligation of such Employer, provided, however, that the foregoing notwithstanding, in the event that such benefits are not so paid by the Employer and in the case of payments made pursuant to Section 5(c), such payments shall be paid or caused to be paid by the Company.

          7. Enforcement. In the event the Company or the Employer shall fail to pay to an Employee or successor any amounts due under this Plan or under any of the plans, programs or arrangements referred to herein as they come due, the Company and the Subsidiaries shall pay interest on such amount at the prime rate of interest as from time to time published in The Wall Street Journal ("Midwest Edition) until paid.

          8. Non-assignment. Except as may be required by applicable law, the payments which may become due to Employee shall not at any time be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Employee, prior to actually being received by Employee; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void.

          9. Assumption. This Agreement shall inure to the benefit of, and be binding upon, the successors and assignees of the Company and each Employer. The Company and each Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company or any Employer, expressly and unconditionally to assume and agree to perform the Company's obligations of such Employer's obligations under this Agreement.

          10. Enforcement. The provisions of this Agreement shall be regarded as divisible, and if any of the provision or any part of the Agreement is declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of the provisions or parts of the Agreement and the applicability thereof shall not be affected.

          11. Amendment. This Agreement may not be amended or modified at anytime except by written instrument executed by the Company and the Employee.

          12. Withholding. The Employer shall be entitled to withhold from amounts to be paid to the Employee hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

          13. Governing Law: Arbitration. It is Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Illinois. Any dispute arising out of this Agreement shall be determined by arbitration under the commercial arbitration rules of the American Arbitration Association then in effect and judgment upon any award pursuant to such arbitration may be enforced in any court having jurisdiction thereof. The place of arbitration shall be in the city with population of 100,000 or more nearest to the Employee's place of employment immediately prior to the Severance Event, or in the nearest state or provincial capital if it is closer to such place of employment than is such city; provided that, in the case of payments claimed to be due under Section 5(c), the place of arbitration shall be in Chicago, Illinois.

          14. Notice. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received and if mailed, shall be mailed by registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Employer to IMC

Global Inc., 2100 Sanders Road, Northbrook, Illinois 60062, Attention Marshall I. Smith, Senior Vice President and General Counsel, or if to the Employee, at the address set forth below the Employee's signature line of this Agreement, or to such other address as to the party to be notified shall have given to the other.

          15. No waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provision or condition at the same time or any prior or subsequent time.

          16. Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this agreement as the day and year first written above.

 /s/ Robert E. Fowler, Jr.         IMC GLOBAL INC.
Robert E. Fowler, Jr.

Address:                           By:  /s/ Marschall I. Smith
1242 N. Lake Shore Drive,             Name:  Marschall I. Smith
Apt. 28                               Title:  Senior Vice
Chicago, Illinois  60610                     President and
                                             General Counsel

                                   Attest:  /s/  Thomas S. Finke
                                     Name:  Thomas S. Finke
                                     Title:   Attorney-in-Fact